Exhibit 10.1

UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10019	CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010 CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	Royal Bank of Canada Three World Financial Center New York, New York 10281

PERSONAL AND CONFIDENTIAL

February 3, 2015

Tronox Finance LLC

Tronox Limited (ACN 153 348 111)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, CT 06901

Attention: Richard L. Muglia

General Counsel

Project Evolution
Commitment Letter

Ladies and Gentlemen:

Tronox Limited (ACN 153 348 111) (“Holdings”) and Tronox Finance LLC (the “Borrower”, and together with Holdings, “you”) have advised UBS Securities LLC (“UBS Securities”), UBS AG, Stamford Branch (“UBS AG”), Credit Suisse AG (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS, “Credit Suisse”), Royal Bank of Canada (“RBC”) and RBC Capital Markets1 (“RBBCM”, and together with UBS Securities, UBS AG and Credit Suisse, the “Commitment Parties,” “we” or “us”), that you intend to acquire, directly or indirectly, the Evolution Chemical Assets (as hereinafter defined) and consummate the other transactions described in Annex B hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the annexes attached hereto (such annexes, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments; Titles and Roles.

In connection with the Transactions, each of UBS AG, CS and RBC (collectively, the “Initial Lenders”) is pleased to inform you that it severally commits to provide 50%, 25% and 25%, respectively, of the $600.0 million in principal amount of the Bridge Facility, upon the terms expressly set forth or referenced in this Commitment Letter (including, without limitation, in each of the Summary of Terms and Conditions attached hereto as Annex C, respectively (the “Term Sheet”)) and the closing and funding of the Bridge Facility is subject solely to the Exclusive Funding Conditions (as hereinafter defined). The commitments of the Initial Lenders hereunder will be allocated ratably among the Bridge Facility and are several and not joint.

1 RBC Capital Markets is a brand name for capital markets activities of Royal Bank of Canada and its affiliates.

You hereby appoint (i) UBS Securities, CS Securities and RBCCM, together with any other lead arrangers or bookrunners appointed by you as contemplated below, to act as joint lead arrangers and physical bookrunners (in such capacity, the “Arrangers”) and (ii) UBS AG to act, and UBS AG hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The Arrangers and the Administrative Agent will have the rights and authority customarily given to such financial institutions in such roles.

It is further agreed that (x) UBS Securities will have “left” placement on any marketing materials or other documentation used in connection with the Bridge Facility, (y) Credit Suisse will appear immediately to the right of UBS on any marketing materials or other documentation used in connection with the Bridge Facility and (z) RBCCM will appear immediately to the right of Credit Suisse on any marketing materials or other documentation used in connection with the Bridge Facility. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letter dated as of the date hereof among the parties hereto (the “Fee Letter”)) will be paid in connection with the Bridge Facility unless you and we shall so agree; provided that, on or prior to the date which is 14 calendar days after the date of this Commitment Letter, you may appoint up to two (2) additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers, or combination thereof (any such agent, co-agent, lead arranger, bookrunner, manager or arranger appointed pursuant to this proviso, an “Additional Agent”) and/or confer additional titles in respect of the Bridge Facility on such Additional Agent in a manner and with economics determined by you in consultation with the Arrangers as of the date of this Commitment Letter (it being understood that (x) each Additional Agent appointed pursuant to this proviso shall assume a ratable proportion of the commitments with respect to the Bridge Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) and (y) no Additional Agent shall have greater economics than UBS AG); provided further that any Additional Agents appointed pursuant hereto shall have no more than 15%, in the aggregate, of the aggregate economics and commitments under each Bridge Facility, upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Lender” and/or “Arranger,” as applicable, under this Commitment Letter and under the Fee Letter.

2.	Conditions Precedent.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (A) the Arrangers’ agreements to perform the services described herein are subject only to the conditions expressly set forth in the Term Sheet under the heading “Initial Conditions” set forth on Annex C hereto and in Annex D hereto (collectively, the “Exclusive Funding Conditions”), and (B) the only conditions (express or implied) to the availability and full funding of the Bridge Facility on the Closing Date are the Exclusive Funding Conditions. This Section 2, and the provisions herein, shall be referred to as the “Certain Funds Provision.”

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions contemplated hereby to the contrary, (a) the only representations the accuracy of which shall be a condition to the funding of the Bridge Facility on the Closing Date shall be (i) such of the representations made by or with respect to Evolution and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliates have the right to terminate your (or their) obligations under the Purchase Agreement or the right to decline to consummate the Purchase as a result of a breach of such representations in the Purchase Agreement (the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) in the Credit Documentation and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the full availability and funding of the Bridge Facility on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied (or waived by all Initial Lenders). “Specified Representations” means the representations in the Credit Documentation solely relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors (solely as they relate to due authorization, execution, delivery and enforceability and performance of the applicable Credit Documentation); solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis (in form and scope as set forth in the solvency certificate to be delivered pursuant to Annex E hereto); no conflicts of the Credit Documentation with organizational documents; none of the Borrower or any Guarantor being a “sanctioned person”; use of proceeds of the Bridge Loans not violating Federal Reserve margin regulations and Exchange Act; the Investment Company Act; PATRIOT Act; FCPA; OFAC or anti-bribery laws.

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3.	Syndication.

The Arrangers intend, and reserve the right, to syndicate the Bridge Facility to one or more banks, financial institutions, and other entities (“Potential Lenders”) but excluding (i) those Potential Lenders identified in writing by you to the Arrangers prior to the date of this Commitment Letter, (ii) any bona fide operating company competitors Holdings or its subsidiaries from time to time specified by you in writing to the Arrangers and (iii) any direct or indirect parent entity of any operating company competitors of Holdings or its subsidiaries from time to time specified by you in writing to the Arrangers (provided that any such writing shall not apply to retroactively disqualify any parties that have previously acquired an assignment of the commitments or loans under the Bridge Facility unless such assignment was made to a party previously excluded as a Potential Lender pursuant to this provision) and made publicly available to all Lenders (including upon each time such writing is delivered by you to the Arrangers) (including, in each case, each of such Potential Lender’s known affiliates readily identifiable by name, collectively, the “Excluded Lenders”), and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers. The Arrangers will select the Lenders in consultation with the Borrower. The Arrangers will lead the syndication, including, after consultation with the Borrower, determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter. Notwithstanding the Arrangers’ right to syndicate the Bridge Facility and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Facility on the date of the consummation of the Purchase with the proceeds of the funding under the Bridge Facility in connection with any syndication, assignment or participation of the Bridge Facility, including its commitments in respect thereof, until after the full funding under the Bridge Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lender) with respect to all or any portion of any Initial Lender’s commitments in respect of the Bridge Facility until the full funding of the Bridge Facility has occurred, (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the funding under the Bridge Facility on the Closing Date has occurred and (iv) the Initial Lenders shall not assign prior to the Closing Date more than 49% of their aggregate commitments under the Bridge Facility unless you agree otherwise in writing; provided that the preceding clauses (i) through (iv) shall not apply to any reduction of commitments in connection with the joinder of any additional Initial Lender pursuant to Section 1 above.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and in no event shall the commencement or successful completion of syndication of the Bridge Facility constitute a condition to the full availability of the Bridge Facility on the Closing Date. The Arrangers will determine the final commitment allocations after consultation with the Borrower and will notify the Borrower of such determinations. Holdings agrees to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of Holdings. To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, until the earlier of the occurrence of a Successful Syndication and 45 days following the date of funding under the Bridge Facility, neither Holdings nor the Borrower will syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or solicit or pursue in any substantive discussions whatsoever with potential financing sources (other than the Arrangers) concerning the syndication or issuance of any debt facility or any debt security of Holdings, the Borrower or any of their respective subsidiaries (other than all existing debt facilities, including (a) the Bridge Facility and any debt issuances that directly refinance the Bridge Facility, (b) that certain Credit and Guaranty Agreement dated as of February 8, 2012, among Tronox Pigments (Netherlands) B.V., Tronox Incorporated, certain subsidiaries of Tronox Incorporated, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent, as amended, supplemented or otherwise modified from time to time (the “Existing Term Loan Credit Agreement”), (c) that certain credit agreement dated as of June 18, 2012 by and among Tronox Incorporated, Tronox Limited, the guarantors party thereto, the lenders signatory thereto and UBS Securities LLC as Syndication Agent, as amended, supplemented or otherwise modified from time to time (the “Existing ABL Facility”), (d) the Existing Indenture, (e) any local financing arrangements in South Africa and any other jurisdiction where such local financing may be required and (f) any other working capital facilities or equipment financing facilities that are not used to finance the Purchase).

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Each of Holdings and the Borrower agrees to reasonably cooperate with the Arrangers in connection with (i) the preparation of one or more customary information packages for the Bridge Facility regarding the business, operations, financial projections and prospects of Holdings, the Borrower and their respective subsidiaries (collectively, the “Confidential Information Memorandum”) including, without limitation, all customary, reasonably available information relating to the transactions contemplated hereunder prepared by or on behalf of Holdings, the Borrower and their respective subsidiaries deemed reasonably necessary by the Arrangers to complete the syndication of the Bridge Facility including, without limitation, using your commercially reasonable efforts to obtain (a) a public corporate family rating (but not a specific rating) from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating (but not a specific rating) from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) prior to the launch of general syndication, (c) a public credit rating for the Bridge Facility and Notes from each of Moody’s and S&P and (d) financial statements (but not pro forma financial statements) of the Evolution Chemical Assets, (ii) the presentation of one or more information packages for the Bridge Facility reasonably acceptable in format to the Arrangers (collectively, the “Lender Presentation”) in one meeting following reasonable notice and one or more conference calls with prospective Lenders or agents following reasonable notice in connection with the syndication of the Bridge Facility (such meeting and conference calls to (x) provide Prospective Lenders with direct contact between appropriate senior management and representatives, with appropriate seniority and expertise, of Holdings and the Borrower and participation of such persons and (y) subject to your using commercially reasonable efforts to facilitate Potential Lenders with direct contact between appropriate senior management and representatives, with appropriate seniority and expertise, of the Seller and participation of such persons) and (iii) the preparation of financial statements required to be delivered pursuant to paragraph 4 of Annex D. Holdings will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other written information, documentation or materials delivered by Holdings, the Borrower or their respective representatives to the Arrangers in connection therewith ((not including projections) collectively, the “Information”) and acknowledges that the Arrangers will be using and relying upon the Information without independent verification thereof. Each of Holdings and the Borrower agrees that Information regarding the Bridge Facility and Information provided by Holdings, the Borrower or their respective representatives to the Arrangers in connection with the Bridge Facility (including, without limitation, draft and execution versions of the Credit Documentation, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements), subject to the limitations applicable to Public Lenders, may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facility or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that neither the Arrangers nor any of their respective affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

Each of Holdings and the Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective affiliates or any of their respective securities) (each, a “Public Lender”). At the request of the Arrangers, Holdings and the Borrower agree to prepare a version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning Holdings, the Borrower or their respective affiliates or securities. It is understood that in connection with your assistance described above, you will provide, and use commercially reasonable efforts to cause the Seller to provide, authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders and containing a representation to the Arrangers, in the case of the public-side version, that such Information does not include material non-public information about Holdings, the Borrower or their respective affiliates or their respective securities. In addition, Holdings and the Borrower will use commercially reasonable efforts to identify that portion of the Information that may be distributed to Public Lenders as containing only public Information which will mean that the word “Public” will appear on the first page thereof.

Your obligations in the provision above under the heading “Syndication” shall automatically terminate upon the earlier of (a) the date that is 45 days after the Closing Date and (b) the occurrence of a Successful Syndication (as defined in the Fee Letter).

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4.	Information.

Each of Holdings and the Borrower represents and warrants that (i) all Information (other than financial projections and other than information of a general economic or industry specific nature) provided directly or indirectly by Holdings or the Borrower to the Arrangers or the Lenders in connection with the transactions contemplated hereunder is and will be, when made and taken as a whole, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (ii) the financial projections that have been or will be made available to the Arrangers or the Lenders by or on behalf of the Borrower or Holdings have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Arrangers or the Lenders, it being understood and agreed that financial projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular projections will be realized and are not a guarantee of financial performance and actual results may differ significantly from projections and such differences may be material. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the earliest of (x) the date that is 45 days after the Closing Date and (y) the occurrence of a Successful Syndication, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and the financial projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you or any other party or to advise or opine on any related solvency issues.

5.	Indemnification, Fees and Expenses and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification. Each of Holdings and the Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder and the funding of the Bridge Facility on the Closing Date, you agree to pay or cause to be paid on the date when due and payable the compensation described in the Fee Letter on the terms and subject to the conditions expressly set forth therein. Once paid, such fees shall not be refundable except as otherwise agreed in writing.

You further agree that, whether or not the Closing Date occurs, you will reimburse the Commitment Parties for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented out-of-pocket due diligence expenses, syndication expenses, travel expenses, and reasonable and documented legal fees and expenses limited to reasonable charges and disbursements of one counsel to the Commitment Parties, taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all such persons, taken as a whole, in each case incurred in connection with each of the Bridge Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof, promptly from time to time upon written demand (including documentation reasonably supporting such request.

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6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Arrangers (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Arrangers and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. The Commitment Parties may assign their respective commitments and agreements hereunder, in whole or in part, to any of their respective affiliates and, as provided above, to any Lender prior to the Closing Date. In addition, until the termination of the syndication of the Bridge Facility, as determined by each Commitment Party, such Commitment Party may, in consultation with Holdings and the Borrower, assign its commitments and agreements hereunder, in whole or in part, to additional arrangers or other Lenders; provided that any assignment by any Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Arrangers in connection with this arrangement are exclusively for the information of Holdings and the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Arrangers, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to Holdings’ and the Borrower’s respective officers, directors, agents, employees, attorneys, accountants, controlling persons and advisors who are directly involved in the consideration of the Bridge Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter as required by applicable law or legal process, or as otherwise requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (iii) the existence of this Commitment Letter and information about the Bridge Facility to market data collectors, similar services providers to the lending industry, and service providers to the Arrangers and the Lenders in connection with the administration and management of the Bridge Facility, (iv) this Commitment Letter and the contents hereof (but not the Fee Letter) to the Seller, its subsidiaries and affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys) who are directly involved in the consideration of the Bridge Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and who have agreed to treat such information confidentially, (v) the Commitment Letter and the contents hereof (but not the Fee Letter) in any syndication or other marketing materials in connection with the Bridge Facility, in any offering memoranda relating to the Notes or in connection with any public release or filing relating to the Transactions, (vi) the Commitment Letter, the Fee Letter and the contents hereof and thereof, to potential Lenders on a confidential and need to know basis (provided that disclosure of the Fee Letter to potential Lenders shall only be permitted to the extent in contemplation of adding such Lenders as additional agents, co-agents, arrangers or bookrunners pursuant to Section 1 hereof) and to rating agencies in connection with obtaining ratings for the Borrower, (v) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the financial projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility or to the extent customary or required in any public release or filing relating to the Transactions, (vi) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (vii) to the extent portions thereof relating to fees, pricing caps, economic flex terms and other economic terms have been redacted to the satisfaction of the Arrangers, you may disclose the Fee Letter and the contents thereof to the Seller, its subsidiaries and affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need to know basis.

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The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you in connection with this Commitment Letter, the Fee Letter, the Purchase and the related Transactions, including any written communications provided by, or oral discussions with, you solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not disclose or circulate such information to any third party, or refer to such information publically without your prior written consent; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or based on the advice of legal counsel (in which case the Commitment Parties agree (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any of the Commitment Parties’ or their affiliates’ respective members, partners, officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, advisors, controlling persons and other representatives in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates or any of your or their respective members, partners, officers, directors, employees, agents, advisors, controlling persons and other representatives, (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Seller or any of your or their respective affiliates or any of your or their respective members, partners, officers, directors, employees, agents, advisors, controlling persons and other representatives, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to the respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Parties and their affiliates who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to Potential Lenders, subject to the proviso below, (h)  to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you or (i) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or Potential Lenders referred to above shall be made subject to the acknowledgment and acceptance by such Lender or Potential Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any marketing materials or “click through” disclaimers) and (y) except as provided in clause (a), (b), or (j) of this paragraph, no such disclosure shall be made by such Commitment Party to any Excluded Lender.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party (together with its respective affiliates, a “Financial Institution” and, collectively, the “Financial Institutions”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Financial Institutions and funds or other entities in which the Financial Institutions invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their respective customers. In addition, the Financial Institutions may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Holdings, the Borrower, the Seller and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with Holdings or the Borrower or their respective affiliates. In addition, the Financial Institutions may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Financial Institutions in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, no Financial Institution shall have any obligation to disclose such information, or the fact that such Financial Institution is in possession of such information, to Holdings or the Borrower or to use such information on Holdings’ or the Borrower’s behalf.

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Consistent with each Financial Institution’s policies to hold in confidence the affairs of its customers, no Financial Institution will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither any Financial Institution nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The Financial Institutions may have economic interests that conflict with those of Holdings, the Borrower, their respective equity holders and/or their respective affiliates. You agree that each Financial Institution will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Financial Institution and Holdings, the Borrower, their respective equity holders or their respective affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Financial Institutions, on the one hand, and Holdings and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) no Financial Institution has assumed an advisory or fiduciary responsibility in favor of Holdings, the Borrower, their respective equity holders or their respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any such Financial Institution has advised, is currently advising or will advise Holdings, the Borrower, their respective equity holders or their respective affiliates on other matters) or any other obligation to Holdings or the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Financial Institution is acting solely as a principal and not as the agent or fiduciary of Holdings, the Borrower, their respective management, equity holders, affiliates, creditors or any other person. Please note that no Financial Institution or any of its affiliates provides accounting, tax, or legal advice. Each of Holdings and the Borrower acknowledges and agrees that Holdings and the Borrower have consulted their own legal and financial advisors to the extent each deemed appropriate and that each is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of Holdings and the Borrower agrees that it will not claim that any Financial Institution has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to Holdings or the Borrower, in connection with such transactions or the process leading thereto. In addition, the Arrangers may employ the services of their affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning Holdings, the Borrower and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Arrangers hereunder.

Each of the parties hereto acknowledges that UBS Securities has been retained by you as financial advisor (each in such capacity, a “Financial Advisor”) in connection with the Purchase. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.

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9.	Miscellaneous.

You may terminate this Commitment Letter at any time after the date hereof. The Commitment Parties’ commitments and agreements hereunder will automatically terminate upon the first to occur of (i) a material breach by Holdings or the Borrower under this Commitment Letter or the Fee Letter (it being agreed that (a) a breach by you of the “clear market provision” in Section 3 of this Commitment Letter shall be deemed a material breach and (b) if Holdings and/or the Borrower become aware of a breach of this Commitment Letter of the Fee Letter (including a breach pursuant to clause (a) or otherwise), Holdings and/or the Borrower, as applicable, will have three business days to cure any such breach before a “material breach” will be deemed to occur pursuant to this clause (b)), (ii) the valid termination of the Purchase Agreement prior to the closing of the Purchase, (iii) the date you publicly announce in a press release or EDGAR filing issued by you, your intention not to proceed with the Transactions; provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter and (iv) 11:59 p.m. New York time on June 30, 2015 (the “Outside Date”); provided that that if either party to the Purchase Agreement extends the “Outside Date” set forth in the Purchase Agreement to a date not later than September 30, 2015 pursuant to Section 9.1(b)(i) of the Purchase Agreement, the Outside Date will be automatically extended to 11:59 p.m. New York time on such date; and provided further that in no event shall the Outside Date be later than September 30, 2015.

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Credit Documentation are executed and delivered. The provisions set forth in the Fee Letter and under Sections 5 (including Annex A) and 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.

Holdings and the Borrower each for itself and its affiliates agrees that any suit or proceeding arising in respect of this Commitment Letter or any Commitment Party’s commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each of Holdings and the Borrower hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either any Commitment Party’s commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. Holdings and the Borrower each for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, however, that the laws of Delaware shall govern in determining (a) the interpretation of a “Material Adverse Effect” and whether a “Material Adverse Effect” has occurred, (b) the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations (or to refuse to consummate the acquisition) under the Purchase Agreement and (c) whether the Purchase has been consummated in accordance with the terms of the Purchase Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction).

The Commitment Parties hereby notify Holdings and the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annex C), which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow each Commitment Party and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

9

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 11:59 p.m. New York time on February 4, 2015, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

10

Very truly yours,

UBS SECURITIES LLC

By:	/s/ Kevin Pluff
Name: Kevin Pluff
Title: Managing Director

By:	/s/ John Stroll
Name: John Stroll
Title: Director

UBS AG, STAMFORD BRANCH

By:	/s/ Kevin Pluff
Name: Kevin Pluff
Title: Managing Director

By:	/s/ John Stroll
Name: John Stroll
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Jonathan Singer
Name: Jonathan Singer
Title: Managing Director

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director
Head of US Leveraged Finance

ACCEPTED AND AGREED:

TRONOX FINANCE LLC

By:	/s/ Katherine C. Harper
Name: Katherine C. Harper
Title: Chief Financial Officer

TRONOX LIMITED (ACN 153 348 111)

By:	/s/ Richard L. Muglia
Name: Richard L. Muglia
Title: Senior Vice President, General
Counsel and Secretary

By:	/s/ Katherine C. Harper
Name: Katherine C. Harper
Title: Chief Financial Officer

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of Holdings or the Borrower in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), each of Holdings and the Borrower agrees to reimburse such Commitment Party for its reasonable, documented legal and other reasonable and documented out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith. Each of Holdings and the Borrower also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have (i) resulted from the gross negligence, bad faith or willful misconduct of a Commitment Party or its affiliates, directors, officers or employees (any such person, a “related person”) in performing the services contemplated hereby, (ii) resulted from the breach by such Commitment Party of its obligation to fund fully (upon satisfaction of the Exclusive Funding Conditions) on the Closing Date or (iii) arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of you, the Seller or any of your or their related parties and that is brought by an indemnified person against another indemnified person (other than against the Arrangers or the Administrative Agent in their capacities as such). If for any reason (other than as a result of an express limitation on your indemnification as set forth in this Annex A) the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then Holdings and the Borrower will contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) Holdings and the Borrower and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) Holdings and the Borrower and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of Holdings and the Borrower under this paragraph will be in addition to any liability which Holdings and the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of any Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of each Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Holdings, the Borrower, each Commitment Party, any such affiliate and any such person. Each of Holdings and the Borrower also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to Holdings, the Borrower or any person asserting claims on behalf of or in right of Holdings, the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of Holdings or the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by Holdings, the Borrower or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such indemnified party in performing the services that are the subject of the Letters or (ii) the failure by any Commitment Party of its obligation to fund fully (upon satisfaction of the Exclusive Funding Conditions) on the Closing Date; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. The provisions of this Annex A will survive any termination of the arrangement provided by the Letters.

Annex A-1

Annex B

Project Evolution
Transaction Summary

Capitalized terms used but not defined in this Annex B shall have the meanings set forth in the Commitment Letter or the other annexes to which this Annex B is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Annex B shall be determined by reference to the context in which it is used.

Tronox Limited (ACN 153 348 111) (“Holdings”), and Tronox Finance LLC (the “Borrower”, and together with Holdings, “you”) intend, directly or indirectly, to acquire the alkali division of the mineral segment (the “Evolution Chemical Assets”) of FMC Corporation (the “Seller”), all as set forth in the below-defined Purchase Agreement. In connection therewith:

1.                   Holdings or one or more of its direct or indirect wholly-owned subsidiaries (in such capacity the “Purchaser”), will enter into that certain Stock and Asset Purchase Agreement, dated as of February 3, 2015, with certain other parties thereto (together with the exhibits, schedules and annexes thereto, the “Purchase Agreement”), pursuant to which the Purchaser will purchase from the Seller the Evolution Chemical Assets (the “Purchase”).

2.                   In connection with the Purchase by the Purchaser, the Borrower will either, at its option (i) issue notes (the “Notes”) in a Rule 144A or other private offering in an aggregate amount not to exceed $600.0 million (and which may take the form of tack-on Existing Notes) or (ii) borrow up to $600.0 million (minus the amount of gross proceeds from any Notes issuance, net of any discount to market such Notes) of senior unsecured term bridge loans (the “Bridge Loans”) under a new senior unsecured credit facility (the “Bridge Facility”), as described in Annex C to the Commitment Letter.

3.                   The proceeds of a portion (subject to the limitations as described in Annex C) of the Bridge Facility, the Notes and/or cash on hand will be applied to fund the Purchase and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (as defined below), including those amounts set forth in the Fee Letter (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions.” For purposes of the Commitment Letter and the Fee Letter, the “Closing Date” shall mean the date of the satisfaction or waiver of the Exclusive Funding Conditions and the funding of the Bridge Facility (or issuance of the Notes in lieu of the Bridge Facility) and the consummation of the Purchase.

Annex B-1

Annex C

Project Evolution
Bridge Facility
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility. Capitalized terms used but not defined in this Annex C shall have the meanings set forth in the Commitment Letter or the other annexes to which this Annex C is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Annex C shall be determined by reference to the context in which it is used.

Borrower:	Tronox Finance LLC (the “Borrower”).
Guarantors:	(i) Each of the guarantors under the Borrower’s existing indenture dated as of August 20, 2012 among the Borrower, the guarantors party thereto and Wilmington Trust, National Association as trustee (the “Existing Indenture”) relating to the Borrower’s 6.375% Senior Notes due 2020 (the “Existing Notes”) and (ii) each Evolution Chemicals Assets entity which would be required to provide a guarantee pursuant to the Existing Indenture after giving effect to the Purchase will guarantee (the “Guarantee”) all obligations under the Bridge Facility (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”); provided, that, none of the Excluded Entities (as defined in the Existing Indenture) shall be Guarantors under the Bridge Facility and, in no event, shall Tronox Pigments (Holland) B.V. be required to be a Guarantor.
Transactions:	As set forth in Annex B to the Commitment Letter.
Administrative Agent:	UBS AG (in such capacity and collectively with its successors and permitted assigns, the “Administrative Agent”), and will perform the duties customarily associated with such role.
Arrangers:	UBS Securities, CS Securities and RBCCM and any other “Arranger” appointed pursuant to the Commitment Letter (in such capacity, the “Arrangers”).
Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Lenders, arranged by the Commitment Parties (excluding any Excluded Lenders) in consultation with the Borrower (collectively, the “Lenders”).
Senior Unsecured Bridge Facility:	The senior unsecured bridge loan facility will consist of an aggregate principal amount of $600.0 million (or such lower amount as the Borrower may request) of senior unsecured bridge loans (the “Bridge Loans”) made available to the Borrower, minus the gross cash proceeds, net of any discount to market, from the issuance of any Notes or Takeout Securities (as defined in the Fee Letter) on or prior to the Closing Date (the “Bridge Facility”).
Use of Proceeds:	The proceeds of the Bridge Loans will be used to finance a portion of the Transactions (including related fees and expenses, upfront fees and original issue discount and other Transaction Costs).
Availability:	The full amount of the Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.
Interest Rates and Fees:	As set forth on Exhibit I to Annex C attached hereto.

Annex C-1

Default Rate:	Upon the occurrence and during the continuance of any payment or bankruptcy Event of Default under the Bridge Facility, any overdue amounts (including principal and interest) under the Bridge Facility shall bear interest at the applicable interest rate for Bridge Loans plus 2.00% per annum.
Maturity and Amortization:	The Bridge Facility will mature on the date that is one year after the Closing Date (the “Bridge Loans Maturity Date”). The Bridge Facility will not be subject to amortization.
Conversion of the Bridge Loans; Exchange of Extended Term Loans:

If any Bridge Loan has not been previously repaid in full on or prior to the Bridge Loans Maturity Date, such Bridge Loan shall automatically (if no bankruptcy event of default then exists) be converted into a senior unsecured term loan (the “Extended Term Loans”) due on the date that is seven years following the Bridge Loans Maturity Date. Except as provided herein, the Extended Term Loans shall have the same terms and conditions as the Bridge Loans.

The date on which the Bridge Loans are converted into Extended Term Loans is referred to as the “Conversion Date”.

On the Conversion Date, and from time to time thereafter, at the option of the applicable Lender Extended Term Loans may be exchanged in whole or in part for exchange notes (the “Exchange Securities”) having an equivalent principal amount; provided that the Borrower may defer the initial issuance of Exchange Securities until such time as the Borrower shall have received requests to issue at least $150.0 million in aggregate principal amount of Exchange Securities.

The Bridge Loans and the Extended Term Loans will be governed by the provisions of the Credit Documentation. When issued, the Exchange Securities will be governed by an indenture to be entered into between Borrower and a trustee reasonably acceptable to the Lenders and Borrower, which indenture shall be consistent with the Documentation Principles, except as provided herein (but in no event having any term, provisions, condition, or covenant that is worse or more restrictive than such terms, provision, conditions, or covenants in the Existing Indenture).

If requested by the Arrangers, a wholly owned subsidiary or affiliate of the Borrower reasonably satisfactory to the Arrangers that is a corporation will act as a joint and several co-issuer of the Exchange Securities.

The Extended Term Loans and the Exchange Securities shall rank equal in right of payment for all purposes.

Maturity of Exchange Securities:	Seven years from the Bridge Loans Maturity Date.
Availability of the Exchange Securities:	The Exchange Securities will be available in exchange for the Bridge Loans or Extended Term Loans on the terms and conditions set forth herein. The principal amount of any Exchange Security will equal 100% of the aggregate principal amount of the Extended Term Loans for which it is exchanged.
Ranking:	The Bridge Facility will rank pari passu in right of payment with the Existing Notes under the Existing Indenture, the Existing Term Loan Credit Agreement and other existing and future senior indebtedness of the Borrower.
Security:	None.

Annex C-2

Mandatory Prepayments:

Prior to the Bridge Loans Maturity Date and consistent with the Documentation Principles and subject to the last paragraph of this section titled “Mandatory Prepayments”, the Borrower will be required to prepay the Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest on a pro rata basis with (i) the net cash proceeds from the issuance of the Takeout Securities (as defined in the Fee Letter); provided that in the event any Lender or affiliate of a Lender purchases Takeout Securities from the Borrower at a price above the level at which such Lender or affiliate has reasonably determined such Takeout Security can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), without regard to such difference being required or applied by such Lender or affiliate as an additional fee, the net cash proceeds received by the Borrower in respect of such debt security may, at the option of such Lender or affiliate, be applied first to prepay the Bridge Loans of such Lender or affiliate prior to being applied to prepay the Bridge Loans held by other Lenders; (ii) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business and other exceptions to be set forth in the Bridge Facility Documentation) in excess of a threshold amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such individual or annual limit required to be prepaid) and in excess of amounts either reinvested (which reinvestment rights shall be consistent with the Documentation Principles) or required to repay the Existing Term Loan Credit Agreement or other secured indebtedness; and (iii) 100% of the net cash proceeds received from any debt financings or debt for borrowed money incurred by Holdings, the Borrower or any of its restricted subsidiaries (subject to exceptions to be agreed), less the amount required to prepay the Existing Term Loan Agreement and local financing arrangements in South Africa.

Following the occurrence of a Change of Control (to be defined in a manner consistent with the Documentation Principles), the Borrower will also be required to offer to prepay (a) the Bridge Loans at 100% of the outstanding principal amount thereof and (b) the Extended Term Loans and Exchange Securities at 101% (or 100% in the case of Exchange Securities not held by a non-affiliated third party of a Commitment Party or by an Asset Management Affiliate (as hereinafter defined) and not acquired by a Commitment Party (or affiliate thereof) in open market transactions or market making activities) of the outstanding principal amount thereof, in each case plus accrued and unpaid interest to the date of repayment. Any proceeds from the sale of any Takeout Securities issued to a Lender or one of its affiliates (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties (the “Asset Management Affiliates”)) will be applied to refinance the Bridge Loans held by such Lender or its affiliates, notwithstanding the pro rata provisions otherwise applicable to redemptions and prepayments.

The Borrower will also be required, to offer to prepay the Extended Term Loans and the Exchange Securities at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business and other exceptions to be set forth in the Bridge Facility Documentation) in excess of a threshold amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such individual or annual limit required to be offered to be prepaid); subject to an exception for amounts, if any, required to be paid to the Lenders under the Existing Indenture and Existing Term Loan Credit Agreement and subject to the right of the Borrower to reinvest 100% of such proceeds (including to make permitted acquisitions and other investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed or committed to within 180 days thereafter (provided that the Borrower may elect to reinvest proceeds attributable to any such event prior to actual receipt of such proceeds and upon such receipt those proceeds shall be deemed reinvested so long as such reinvestment has been consummated), and other exceptions to be agreed and consistent with the Documentation Principles.

Prepayments from subsidiaries’ asset sale proceeds will be limited under the Bridge Facility Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation in substantially the same manner as, and no more restrictive than, the Existing Indenture.

Annex C-3

Voluntary Prepayments:

Voluntary prepayments of Bridge Loans (unless a Takeout Demand Failure (as defined in the Fee Letter) has occurred) and the Extended Term Loans will be permitted at any time, in minimum principal amounts to be agreed upon, subject to customary notice requirements and without premium or penalty.

The Exchange Securities will be non-callable for three years from the Closing Date (subject to customary 35% clawback provisions with the proceeds of equity offerings at par plus accrued interest plus a premium equal to the coupon) and will be callable thereafter at par plus accrued interest plus a premium equal to three-fourths of the coupon, which premium shall decline ratably on each anniversary of the Closing Date to zero the year before the maturity of the Exchange Securities; provided, however, that any Exchange Securities will be callable prior to such third anniversary at a redemption price equal to par plus accrued interest plus a make whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half of one percent (0.50%). In addition, so long as any such Exchange Securities are held by Commitment Parties or their affiliates (other than Asset Management Affiliates) or were not transferred or sold in market making or open market transactions, such Exchange Securities will be callable at par plus accrued and unpaid interest.

Documentation:	The definitive documentation for the Bridge Facility (the “Credit Documentation”) (i) shall be based on and consistent with the terms of the Existing Indenture and will contain only those conditions to borrowing, prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Commitment Letter, (ii) shall otherwise contain terms and provisions in each case to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize Credit Documentation, (iii) shall include mechanical changes to reflect loan mechanics consistent with the Borrower’s Existing Term Loan Credit Agreement, (iv) shall include customary provisions requiring cooperation and assistance of the Borrower in connection with the issuance of any Takeout Securities and (v) will be subject in all respects to and consistent with the Certain Funds Provisions (the foregoing clauses (i), (ii), (iii), (iv) and (v) collectively, the “Documentation Principles”). The Credit Documentation will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date.
Representations and Warranties:

Usual and customary for bridge loan financings of this kind, giving due regard to the Borrower’s Existing Term Loan Credit Agreement and consistent with the Documentation Principles.

The failure of any representation or warranty (other than the Specified Representations and the Specified Purchase Agreement Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or an automatic event of default under the Bridge Facility.

Initial Conditions:	The availability and funding of the full amount of the Bridge Facility shall be conditioned solely upon the satisfaction of the Exclusive Funding Conditions.
Covenants:

The Credit Documentation will contain such affirmative and “high-yield” style incurrence-based (but not financial maintenance) negative covenants with respect to the Borrower and its restricted subsidiaries applicable to the Bridge Loans and the Extended Term Loans as are consistent with the Documentation Principles, and, in no event be more restrictive than the corresponding covenants in the Existing Indenture (subject to the springing covenant described in the paragraph below).

The Credit Documentation will contain a springing covenant providing that on the next calendar day following the Takeout Securities Applicable Date (as defined in the Fee Letter), the restricted payments, liens and debt incurrence covenants will automatically be modified to make them more restrictive than those applicable to the Existing Indenture, the Extended Term Loans and the Exchange Securities, in each case, until the Bridge Loans Maturity Date.

The Credit Documentation will contain a covenant providing that none of Holdings or its subsidiaries shall enter into any material transactions or acquisitions, including entering into any debt commitments or the incurrence of any indebtedness, in connection therewith or in contemplation thereof, after the date hereof, other than the Purchase (including but not limited to publically announced transactions or acquisitions) without the consent of a majority of the Lenders.

It is understood that compliance with covenants shall in no event be a condition to the availability of the Bridge Facility on the Closing Date.

Upon and after the Conversion Date, the covenants which would be applicable to the Exchange Securities, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the documentation governing the Bridge Loans. The indenture governing the Exchange Securities will contain such covenants with respect to the Borrower and its restricted subsidiaries as are consistent with the Documentation Principles.

Annex C-4

Financial Covenants:	None.
Events of Default:	The Credit Documentation will include the events of default (and, as appropriate, grace periods) contained in (without duplication) the Existing Indenture and the Existing Term Loan Credit Agreement. From and after the Conversion Date, the events of default in the Credit Documentation will automatically become substantially identical to those contained in the Existing Indenture.
Registration Rights:	With respect to the Exchange Securities, substantially the same as provided in the Registration Rights Agreement dated as of August 20, 2012, by and among the Borrower, the guarantors party thereto, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, UBS Securities LLC and RBC Capital Markets, LLC.
Defeasance and Discharge:	Consistent with the Documentation Principles.
Voting:

Amendments and waivers of the Credit Documentation applicable to the Bridge Loans and the Extended Term Loans will require the approval of Lenders holding more than 50% of the aggregate amount of the outstanding Bridge Loans or Extended Term Loans, as applicable (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (i) modifications to any provision requiring pro rata treatment of the Lenders, (ii) increases in the commitment of such Lender, (iii) reductions or forgiveness of principal, interest, fees, or applicable margin, (iv) changes in duration of interest periods for the Published LIBOR Rate borrowings to a period other than 1, 2, 3, or 6 months, (v) assignment of rights and obligations of the Borrower, (vi) applications of prepayments (other than as otherwise contemplated by the Credit Documentation), (vii) extensions of final maturity of the loans of such Lender or of the date for payment to such Lender of any interest, fees, or reimbursement obligations and (viii) additional restrictions on the right to exchange Extended Term Loans for Exchange Securities and (b) the consent of each Lender shall be required with respect to: (i) modifications to voting requirements or percentages and (ii) releases of all or substantially all of the value of the Guarantees.

The indenture governing the Exchange Securities will contain such modification provisions as are consistent with the Documentation Principles.

Cost and Yield Protection:	Substantially similar to the cost and yield provisions contained in the Existing Term Loan Credit Agreement (with appropriate modifications to tax gross up provisions to reflect the tax residency of the Borrower); provided, that, such increased cost provisions will only be available to Lenders who generally apply such provisions to similarly situated borrowers.

Annex C-5

Assignments and Participations of Bridge Loans and Extended Term Loans:

Subject to the consent of the Administrative Agent, the Lenders will be permitted to assign in accordance with applicable law, all or, subject to minimum amounts to be agreed, Bridge Loans without the consent of (but in consultation with) Borrower (except that no such assignments to Excluded Lenders will be permitted); provided that, prior to the Bridge Maturity Date, unless a Takeout Demand Failure or a payment or bankruptcy event of default has occurred and is at such time continuing, the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed and provided that such consent shall be deemed to have been given if the Borrower has not objected within 5 business days) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans. Assignments will be by novation. The list of Excluded Lenders shall be posted to all Lenders (and the Administrative Agent has express authority to do so).

The Lenders will be permitted to participate their Bridge Loans to other financial institutions (except to Excluded Lenders) without restrictions, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Right to Transfer Exchange Securities:	The holders of the Exchange Securities shall have the absolute and unconditional right to transfer such Exchange Securities in compliance with applicable law to any third parties.
Expenses and Indemnification:	Substantially similar to the expenses and indemnification provisions contained in the Existing Term Loan Credit Agreement, with modifications consistent with the Documentation Principles to the extent necessary to reflect differences in documentation, but in any event not applicable to the Exchange Securities.
Governing Law and Forum:	New York.
Counsel to Administrative Agent and the Commitment Parties:	Latham & Watkins LLP.

Annex C-6

Exhibit I to Annex C

PRICING APPLICABLE TO BRIDGE LOANS

Interest Rates:

The Bridge Loans shall accrue interest at a rate per annum equal to the Eurodollar Rate (as hereinafter defined) for loans in the relevant currency, plus 625 basis points (the “Bridge Initial Margin”); provided that the Bridge Initial Margin shall increase to 650 basis points if the Bridge Facility has not received a public debt rating by S&P of BB- or higher and from Moody’s of B2 or higher (in each case with no negative outlook). Unless a Takeout Demand Failure has occurred, the Bridge Initial Margin will increase by an additional 50 basis points on the date that 90 days after the Closing Date and an additional 50 basis points for each additional 90-day period thereafter; provided that at no time shall the interest rate in effect on the Bridge Loans exceed the Total Interest Cap (as defined in the Fee Letter) (excluding interest at the default rate as described above) (the Bridge Initial Margin plus each 50 basis point increase therein described above, the “Bridge Applicable Margin”). Notwithstanding anything herein, interest on the Bridge Loans shall not exceed the Total Interest Cap.

“Eurodollar Rate” means the higher of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six, or, to the extent available to all relevant affected Lenders, twelve months (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters (or any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate)).

Any Bridge Loans converted into Extended Term Loans will accrue interest at the fixed rate equal to the Total Interest Cap (as defined in the Fee Letter).

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year and interest shall be payable quarterly in arrears.

PRICING APPLICABLE TO EXCHANGE SECURITIES

Interest Rates:

The Exchange Securities will bear interest at the Total Interest Cap and interest will be payable semiannually in arrears.

Calculation of interest shall be on the basis of a year of 12 months of 30 days each.

Annex C-I-1

Annex D

Project Evolution
Summary of Conditions Precedent

Capitalized terms used but not defined in this Annex D shall have the meanings set forth in the Commitment Letter or the other annexes to which this Annex D is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Annex D shall be determined by reference to the context in which it is used.

The availability of the Bridge Facility shall be subject to the satisfaction or waiver by the Commitment Parties of only the following conditions (subject to the Certain Funds Provision, Specified Representations, Specified Purchase Agreement Representations and the Documentation Principles).

1.                   Credit Documentation. Each of the Loan Parties shall have executed and delivered the Credit Documentation to which it is a party, and the Commitment Parties shall have received from the Borrower:

(a)                a customary notice of borrowing;

(b)                customary closing certificates, resolutions, secretary’s and incumbency certificates and good standing certificates in the jurisdiction of organization of each Loan Party (to the extent applicable) and legal opinions; and

(c)                a certificate (substantially in the form of Annex E) from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower or Holdings at the time specified in Annex E.

2.                   Purchase Agreement. The Purchase shall be consummated in all material respects in accordance with the Purchase Agreement substantially concurrently with the initial funding of the Bridge Facility without any material waiver, modification, consent or amendment thereto, or in respect thereof, by the Purchaser, not consented to by the Administrative Agent and the Arrangers (each such consent not to be unreasonably withheld, delayed or conditioned) other than waivers, modifications, consents, or amendments, which would not be (in the aggregate) materially adverse to the interests of the Lenders; provided that (i) increases in purchase price if funded by the Borrower with cash (and not indebtedness) shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent or the Arrangers, (ii) decreases in purchase price by not more than 10% shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent or the Arrangers if applied (x) first, to reduce the Bridge Loans and (y) thereafter, to reduce the cash consideration paid by the Borrower and (iii) any waivers, modifications, consents or amendments to, or in respect of, the definition of Material Adverse Effect shall be deemed materially adverse to the interests of the Lenders. The Arrangers shall have reviewed and be reasonably satisfied with the Purchase Agreement, including the schedules thereto and the Seller Disclosure Schedule (as defined in the Purchase Agreement); provided that it is understood and agreed that (i) the execution version of the Purchase Agreement (the “Execution Version Purchase Agreement”) provided by counsel for the Borrower to counsel for the Arrangers on February 3, 2015 at 5:45 p.m., New York City time, is reasonably satisfactory to the Arrangers and (ii) the execution version of the schedules (the “Execution Version Schedules”) to the Purchase Agreement provided by counsel for the Borrower to counsel for the Arrangers on February 3, 2015 at 5:45 p.m., New York City time, are reasonably satisfactory to the Arrangers.

Annex D-1

3.                   No Material Adverse Effect. Except as set forth in the disclosure schedule delivered to Purchaser prior to execution of the Purchase Agreement (the “Seller Disclosure Schedule”) (provided that disclosure in any section of the Seller Disclosure Schedule (other than Sections 3.1, 3.2, and 3.3 of the Seller Disclosure Schedule, which matters shall be disclosed only by specific disclosure in the respective section of the Seller Disclosure Schedule) shall apply to any other section to the extent that the relevance of such disclosure to such other section is reasonably apparent), since December 31, 2013, there has not occurred any event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Purchase Agreement).

4.                   Financial Statements. The Commitment Parties shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of each of (x) Holdings for the fiscal years 2011, 2012, and 2013 and (y) the Evolution Chemical Assets for the fiscal years ended 2012 and 2013, and in each case, for each subsequent fiscal year ended at least 90 days prior to the Closing Date and (2) unaudited consolidated balance sheets and related statements of income and cash flows of Holdings for each fiscal quarter of each of Holdings and the Evolution Chemical Assets (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date. For purposes hereof, any financial statements required to be delivered pursuant to this Commitment Letter shall be deemed to have been received by the Commitment Parties if such financial statements are filed on EDGAR.

Notwithstanding anything to the contract contained herein, to the extent Holdings’ or Evolution Chemical Assets’ auditors, as applicable, have withdrawn, or advised Holdings or Evolution Chemical Assets that they intend to withdraw, any audit opinion with respect to any such financial statements, this paragraph 4 shall be deemed to be not satisfied with respect to such financial statements.

5.                   Patriot Act. So long as requested by the Administrative Agent in writing from the Borrower at least ten (10) days prior to the Closing Date, the Administrative Agent shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information with respect to the Loan Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

6.                   Certain Representations and Warranties. The Specified Purchase Agreement Representations shall be true and correct in all respects and Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifiers with respect to any Specified Representations already qualified by materiality or material adverse effect).

7.                   Performance of Obligations. All, fees, and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date by the Commitment Letter and the Fee Letter payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid to the extent due and to the extent invoiced in reasonable detail at least three business days prior to the Closing Date.

Annex D-2

Annex E

Project Evolution
Form of Solvency Certificate

[●], _____

Pursuant to the [Credit Agreement], the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] of [●] (the “Borrower”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the [making of the Loans under the Credit Agreement on the date hereof], and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreements, as applicable.

[Signature Page Follows]

Annex E-1

By:
Name: [●]
Title: [●]

Annex E-2